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                      September 8, 2023

       Henry Dachuan Sha
       Chief Financial Officer
       Zhihu Inc.
       A5 Xueyuan Road
       Haidian District, Beijing 100083
       People   s Republic of China

                                                        Re: Zhihu Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40253

       Dear Henry Dachuan Sha:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shu Du, Esq.